Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2015 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS
CLEVELAND, OH, August 13 Hickok Incorporated (Pink Sheets: HICKA), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2015.

For the quarter ended June 30, 2015, the Company recorded net income of $109,631 or 07 cents per share, compared with net income of $386,911 or 24 cents per share, in the same period a year ago. Sales in the third quarter were $1,804,614, compared with $2,130,412 a year ago. The current year third quarter benefited from two moderate size orders while the prior year third quarter benefited from a very large single order.

In the first nine months, the Company reported a net loss of $437,688 or 27 cents per share, compared with a net loss of $231,031 or 14 cents per share, in the same period a year ago. Sales were $4,058,014, compared to $4,297,121 a year ago.

Robert L. Bauman, President and CEO, said, “Our third quarter was strong and our fourth quarter is expected to be even stronger thanks to additional OEM tool orders and the success of new products for the aftermarket. Our Indicator products have been underperforming primarily because certain military items have not met forecast.” He also added, “Assuming we meet our fourth quarter forecast, fiscal 2015 operating results are expected to be positive.”

Backlog at June 30, 2015 was $1,391,000 versus a backlog of $1,349,000 a year earlier. The $42,000 increase was due primarily to increased orders for diagnostic products to automotive OEM's of approximately $32,000 and indicator products of approximately $34,000, offset in part by a decrease in orders for aftermarket product of approximately $24,000. The Company anticipates that approximately 86% of the current backlog will be shipped in the last quarter of fiscal 2015. The current order backlog continues to be strong due to the large order for a Tier 1 Supplier received in late June 2015.

The Company's current assets at June 30, 2015 of  $2,868,975 are 3.1 times current liabilities, there is no long-term debt and working capital is $1,934,888. These compare to June 30, 2014 current assets of $3,837,570 that were 2.3 times current liabilities, no long-term debt and working capital of $2,151,941. At June 30, 2015 shareholder's equity was $2,321,879 or $1.42 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2015, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2015	2014	2015	2014
Net sales	$1,804,614	$2,130,412	$4,058,014	$4,297,121
Income (loss) before Income tax	109,631	386,911	(437,688)	(231,031)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	109,631	386,911	(437,688)	(231,031)

Basic income (loss) per share	.07	.24	(.27)	(.14)
Diluted income (loss) per share	.07	.23	(.27)	(.14)

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,638,215